EX-99.B-77G

                      WADDELL & REED ADVISORS FUNDS, INC.

SUB-ITEM 77G(a):    Defaults on senior securities



     Waddell & Reed Advisors Funds, Inc. - Bond Fund

1.   Reliance Group Holdings


$150,000 9.00% Senior Notes
due 11/15/00
CUSIP 759464AG5
This is a monetary default of interest as well as maturity
Default date is 12/14/00
Amount of default per $1,000 face amount is $1,045
Total amount of default is $156,750


2.   Federal Mogul Corporation


$1,000,000 7.75% Notes
due 07/01/06
CUSIP 313549AL1
This is a monetary default
Default date is 1/30/02
Amount of default per $1,000 face amount is $136
Total amount of default is $135,625